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Exhibit (10)(2)       Fee Agreement with Weed & Co. LLP

                           [Weed & Co. LLP Letterhead]

                                 August 10, 2003


Marketing Worldwide Corporation
4695 MacArthur Court, Suite 1430
Newport Beach, CA 92660

                                RE: FEE AGREEMENT

Greetings:

This fee agreement is between Marketing Worldwide Corporation, a Delaware corporation ("MWW"), and Weed & Co. LLP, a California limited liability partnership ("Weed LLP").

Weed LLP shall render the following legal services described in Exhibit A attached hereto and MWW may engage Weed LLP on any new matters referenced in Exhibit A in exchange for payment of fees determined in accordance with this agreement. Weed LLP makes no promises or guarantees regarding the outcome of matters upon which Weed LLP is engaged to represent MWW.

To protect both of the parties and to comply with professional obligations, we have already discussed with each other and resolved any potential conflicts of interest with present or former clients. The services that Weed LLP will provide shall be in accordance with the following terms and conditions. We advise you to seek the advice of independent counsel before signing this agreement.

PROFESSIONAL FEES

Fees will be based upon the reasonable value of Weed LLP's services as determined in accordance with the American Bar Association Model Code of Professional Responsibility and the California & Texas Rules of Professional Conduct. Fees will be based on the rates charged by Weed LLP.

Weed LLP's rate is $300 per hour. It is anticipated that MWW and Weed LLP will agree on a fixed fee for special projects from time to time. The fixed fee arrangements for special projects will be agreed to in writing. Weed LLP's fees will be paid in cash or as follows:

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Terms for Payment in Stock instead of Cash

As payment for professional services beginning January 1, 2004, MWW has proposed and Weed LLP has agreed that MWW place an initial block of 100,000 shares of MWW's stock in Richard O. Weed's name, as designee for Weed LLP. At least once a month, Weed LLP will send MWW a statement for fees and costs. Unless objection is made to the bill, sufficient stock, net of commission, shall then be liquidated forthwith at the prevailing market rate to satisfy such statement.

MWW agrees that Weed LLP shall be entitled to keep all of the proceeds from the sale of 200,000 shares of MWW stock previously issued/sold to Richard O. Weed in connection with the formation and initial capitalization of MWW and services of Richard O. Weed and Weed & Co. LLP through December 31, 2003.

In the course of Weed LLP's representation of MWW, if all the initial block of stock is liquidated, a new block of stock sufficient to cover projected fees, in an amount contemporaneously agreed to by the parties, will again be placed with Weed LLP, under the terms and conditions outlined above. At the conclusion of Weed LLP's representation of Client and the payment of all final fees and costs, any unused stock shall forthwith be returned to MWW.

MWW has agreed to promptly register such blocks of stock pursuant to a registration statement filed at its own expense.

MWW shall cause any subsidiary or parent corporation to adopt and be bound by this agreement and all its provisions.


STOCK OPTION

As an incentive for Weed LLP to represent MWW and to increase Weed LLP's proprietary interest in the success of MWW, thereby encouraging him to maintain the relationship with MWW, MWW hereby grants to Richard O. Weed, as designee for Weed LLP options to purchase shares of MWW common stock. As an initial option, MWW hereby grants Richard O. Weed the right to purchase 250,000 shares of MWW common stock at a price of $1.00 per share. Further, every six months following the date hereof that this agreement remains in effect, MWW shall grant to Richard O. Weed an option to purchase an additional 50,000 shares of MWW common stock at a price equal to 125% of the average closing bid price for the 10 days immediately prior to the date of the grant. All stock options are non-transferable and will expire unless exercised on or before December 31, 2008 or 5 years from the date of the grant, whichever is later. MWW has agreed to promptly register the shares of common stock underlying the stock options at its own expense.

The options granted will not be subject to dilution (i.e. no adjustment to the number of shares or the exercise price) based upon any reverse split of the MWW's common stock. The stock options shall be exercisable in whole or in part with a promissory note of less than 45 days duration or upon common "cashless exercise" terms.

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There may be risks inherent in the issuance of securities to Richard O. Weed and/or Weed & Co. LLP as compensation for services in lieu of cash. Such risks may include that the securities may ultimately be worth more or less than the value of our services or that by the exercise of our options, we may be in a position earn more than our hourly rate or exert some degree of control over the company. Further, the issuance of securities as compensation may dilute the percentage of ownership of your existing shareholders in the company and change the value of their shares. Moreover, the GAPP accounting treatment is frequently different when a company issues securities in lieu of cash for services. This occurs when shares are issued in exchange for services and the price of the shares fluctuates during the service period. A declining share price may require the company to issue additional securities to us and cause the company's income statement to reflect higher expenses for professional services in subsequent accounting periods than cash payment for services. Similarly, an increase in the company's share price may cause the company's income statement to reflect lower expenses for professional services in subsequent accounting periods than cash payment for services.

The decision about whether or not to exercise any stock options is subject to our control. In the past, although not required, this decision was made following consultation with the company's management. It is anticipated that we will continue to consult with management concerning the timing and amount of the exercise of any stock options.

COSTS AND EXPENSES

MWW understands that in the course of representation, it may be necessary for Weed LLP to incur certain costs or expenses. MWW will reimburse Weed LLP for certain costs or expenses actually incurred and reasonably necessary for completing the assigned matter, as long as the charges for costs and expenses are competitive with other sources of the same products or services and approved by MWW in advance. More particularly, MWW will reimburse Weed LLP in accordance with the following guidelines:

1. COMPUTER-RELATED EXPENSES - MWW will reimburse Weed LLP for computerized research and research services. However, any charges over $500 per month will require approval. MWW also encourages Weed LLP to utilize computer services that will enable Weed LLP to more efficiently manage the projects.

2. TRAVEL - MWW will reimburse Weed LLP for expenses in connection with out of town travel. However, MWW will only reimburse for economy class travel and, where necessary, for the reasonable cost of a rental car. All related travel expenses, i.e., lodging and meals, must be reasonable under the circumstances.

3. FILING FEES & COURT COSTS - MWW will reimburse Weed LLP for expenses incurred in connection with filing fees and court costs, if any, but will not be responsible for sanctions or penalties imposed due to the conduct of Weed LLP.

MWW shall pay and hold Weed LLP harmless from all such costs and expenses incurred on MWW's behalf. Weed LLP may, but shall not be obligated to, advance funds on MWW's behalf. In such event, MWW agrees to reimburse Weed LLP upon demand for the amounts advanced. Substantial outside fees (such as state filing fees or SEC filing services) may be referred to MWW for direct payment.

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BILLING

All bills will include a summary statement of the kinds of services rendered during the relevant period. MWW expects that Weed LLP will maintain back-up documentation for all expenses. MWW expects to be billed monthly or at the conclusion of each project and agrees to pay Weed LLP's invoices within fifteen days of receipt. Weed LLP shall bill in increments of one-quarter (1/4) hour unless otherwise agreed in writing.


DELAY IN PAYMENT

In the event that any of Weed LLP's bills remain unpaid for more than 30 days after receipt by MWW, Weed LLP shall have the right to discontinue rendering further services to MWW in connection with any matter then being handled for MWW by Weed LLP and to take appropriate action to collect such fees.


INVOLVEMENT OF MWW

MWW expects to be kept closely involved with the progress of Weed LLP's services in this matter. Weed LLP will keep MWW apprised of all material developments in this matter, and will provide sufficient notice to enable a representative to attend meetings, conferences, and other proceedings.

There may be times when Weed LLP will need to obtain information from MWW. All requests for access to documents, employees, or other information shall be granted without unreasonable delay.


TERMINATION

MWW shall have the right to terminate Weed LLP's engagement by written notice at any time. Weed LLP has the same right to terminate this engagement, subject to an obligation to give MWW reasonable notice to permit it to obtain alternative representation or services and subject to applicable ethical provisions. Weed LLP will be expected to provide reasonable assistance in effecting a transfer of responsibilities to the new service provider.


DISPUTES

The laws of the State of California shall govern the interpretation of this agreement, including all rules or codes of ethics that apply to the provision of services. All disputes between us arising out of this engagement that cannot be settled, shall be resolved in a federal or state court located in Orange County, California.

If the foregoing accurately reflects our agreement regarding professional services, please sign and return a duplicate copy of this letter. Thank you in advance for your prompt attention to this matter.

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                                                     Very truly yours,


                                                     /s/ April E. Frisby
                                                     -------------------
                                                     April E. Frisby, Partner
                                                     Weed & Co. LLP

Approved and Agreed
Marketing Worldwide Corporation



By: /s/ Richard O. Weed
    -------------------
Name: Richard O. Weed
Title: President
Date: August 15, 2003



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                                    EXHIBIT A


Weed LLP shall advise MWW on general corporate matters. Further, Weed LLP shall assist, as necessary, with the MWW's efforts to raise up to $2,500,000 and to make MWW a publicly traded corporation, including the filing and amendment until effectiveness of a registration statement on Form 10-SB or Form SB-2. From time to time, Weed LLP will assist MWW with its SEC filings.

Weed LLP shall assist with the design, implementation and restructuring of MWW as directed.

Weed LLP has agreed to prepare, file and respond to comments until a registration statement on Form 10-SB or Form SB-2 has been declared effective or withdrawn by the MWW for a fixed fee of $30,000. The fee is payable in cash or shares as follows: $10,000 to begin work, $10,000 upon filing and $10,000 upon effectiveness or October 15, 2003, whichever first occurs. MWW shall be responsible for all accounting fees and EDGAR filing fees and services.

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